Exhibit 99.4

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 624-2900 www.vitaminshoppe.com	NEWS RELEASE

VITAMIN SHOPPE, INC. ANNOUNCES CLOSING OF CONVERTIBLE SENIOR NOTES

Secaucus, NJ (December 9, 2015) – The Vitamin Shoppe®, a multi-channel specialty retailer and manufacturer of nutritional products today announced the closing of its previously announced offering of $125.00 million aggregate principal amount of its 2.25% Convertible Senior Notes due 2020 (the “convertible notes”). The Company granted the initial purchasers an option to purchase up to an additional $18.75 million aggregate principal amount of the convertible notes on the same terms and conditions, solely to cover over-allotments. The initial purchasers exercised their option to purchase additional convertible notes in full, bringing the total offering up to $143.75 million aggregate principal amount.

The convertible notes will bear cash interest, payable semi-annually on June 1 and December 1, beginning on June 1, 2016. The convertible notes will mature on December 1, 2020, unless earlier repurchased or converted. The convertible notes will not be redeemable prior to maturity. The offering and sale of the convertible notes closed on December 9, 2015.

The Company will use approximately $52 million of the net proceeds from the offering to repurchase shares of common stock from purchasers of the convertible notes in privately negotiated transactions and will use $50 million to repurchase common stock through an accelerated share repurchase program previously announced on December 7, 2015. The remaining net proceeds will be used to fund the cost of convertible note hedge transactions (after such cost is partially offset by the proceeds received by the Company from the sale of warrant transactions), pay fees and expenses, and the Company intends to repurchase additional shares of common stock from time to time after the offering, subject to market conditions and based on prices prevailing at such time, effected through; (i) additional privately negotiated transactions, (ii) one or more additional accelerated share repurchase agreements, and (iii) open market purchases pursuant to one or more Rule 10b5-1 plans.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourt Nutrition and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to share repurchases. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control. The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

CONTACTS:

Investors:	Media:
Kathleen Heaney	Meghan Biango
646-912-3844	Manager, Corporate Communications
ir@vitaminshoppe.com	201-552-6017
meghan.biango@vitaminshoppe.com
AAB990